EXHIBIT 12


                       United Dominion Realty Trust, Inc.
           Computation of Ratio of Earnings to Combined Fixed Charges
                         and Preferred Stock Dividends
                             (DOLLARS IN THOUSANDS)


                                                     Three Months Ended             Nine Months Ended
                                                 September 30,  September 30,  September 30,  September 30,
                                                     1995           1996           1995           1996
                                                 ----------------------------  ----------------------------
Net income                                         $7,504         $9,818         $25,244        $27,544

Add:
  Portion of rents representative
    of the interest factor                             53             62             143            177
  Interest on indebtedness                          9,974         13,530          30,563         35,413
                                                  -------        -------         -------        -------
    Earnings                                      $17,531        $23,410         $55,950        $63,134
                                                  =======        =======         =======        =======
Fixed charges and preferred stock dividend:
  Interest on indebtedness                         $9,974        $13,530         $30,563        $35,413
  Capitalized interest                                 --            143              --            397
  Portion of rents representative
    of the interest factor                             53             62             143            177
                                                   ------         ------          ------         ------
     Fixed charges                                 10,027         13,735          30,706         35,987
                                                   ======         ======          ======         ======
Add:
  Preferred stock dividend                          2,428          2,428           4,209          7,284
                                                    -----          -----           -----          -----

     Combined fixed charges and preferred stock
       dividend                                   $12,455        $16,163         $34,915        $43,271
                                                  =======        =======         =======        =======

Ratio of earnings to fixed charges                   1.75 x         1.70 x          1.82 x         1.75 x

Ratio of earnings to combined fixed charges
     and preferred stock dividend                    1.41           1.45            1.60           1.46

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